For the fiscal year ended March 31, 2002.
File number:  811-08565
Prudential Real Estate Securities Fund


SUB-ITEM 77D
Policies With Respect to Security Investment


Prudential Real Estate Securities Fund
_______________________________________________________

Supplement dated December 14, 2001
to the Prospectus dated May 30, 2001



	Effective December 12, 2001, Wellington Management Company LLP began serving as subadviser to the Prudential Real Estate Securities
Fund (the "Fund").

The following replaces the "Investment Adviser" and "Portfolio Manager"
 sections on
page 14 of the Fund's prospectus.


INVESTMENT ADVISER
	Effective December 12, 2001, Wellington Management Company LLP (Wellington) began serving as subadviser to the Fund. Wellington was founded in 1928 and is one of the largest independent investment management companies in the world.
As of September 30, 2001, Wellington served as an investment advisor for clients in 37 countries, including over 700 institutional clients, and managed client assets totaling
$280 billion. Wellington is located at 75 State Street, Boston,
Massachusetts 02109.
Prudential Investments LLC (PI) has responsibility for all investment advisory services, supervises Wellington and pays Wellington for its services.

PORTFOLIO MANAGER
	James P. Hoffmann, Vice President and Global Industry Analyst, will be the portfolio manager of the Fund. Prior to joining Wellington in 1997, Mr. Hoffman was with Eastdil Realty, Inc. from 1986 to 1991, the Washington
State Investment Board
from 1992 to 1994, and with Everen Securities from 1995 to 1997. Mr. Hoffmann received his M.S. in Real Estate Appraisal and Investment Analysis from the University of Wisconsin-Madison in 1986.





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